TRANSITION AGREEMENT WITH GENERAL RELEASE OF CLAIMS

This Transition Agreement with General Release of Claims (this "**Agreement**") is being entered into this 21st day of October 2025 by and among EagleBank (the "**Bank**"), Eagle Bancorp, Inc., the holding company for the Bank (the "**Company**"), and Kevin Geoghegan ("**Executive**"). The Bank, Company and Executive may hereafter be referred to individually as a "**Party**" or collectively as the "**Parties**."

WHEREAS, Executive is currently serving as Executive Vice President and Chief Credit Officer of the Company and the Bank pursuant to an Employment Agreement, dated as of September 3, 2024 (the "**Employment Agreement**");

WHEREAS, Executive has notified the Company of the Executive's voluntary resignation and that his last day of work will be December 31, 2025 ("**Termination Date**"), unless (i) Executive dies prior to the Termination Date, or (ii) the Company or the Bank terminates Executive's employment due to Executive's Disability (as defined in the Employment Agreement and incorporated herein by reference) or for Cause (as defined in the Employment Agreement and incorporated herein by reference) prior to the Termination Date; and

WHEREAS, the purpose of this Agreement is, in part, to memorialize the agreement between the Parties and to resolve all claims, disputes and other matters that may exist between them, if any, whether they have been raised or not.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Transition Period; Separation from Service and Accrued Benefits.

(a) Executive's employment with the Company and the Bank will terminate on the Termination Date, and Executive will, without the need to provide notice, resign from all positions and appointments held by Executive with the Company, the Bank, and any of their subsidiaries or affiliates.

(b) From the date of this Agreement through the Termination Date (the "**Transition Period**"), Executive shall continue to receive base salary at the same rate in effect on the date this Agreement is executed.

(c) During the Transition Period, Executive shall : (i) perform duties incident to the office of Chief Credit Officer, (ii) transition his job knowledge, duties and responsibilities at the Bank and Company level to individuals designated by the CEO, and (iii) perform other job assignments suitable for Executive's title, authority and duties as of the date of this Agreement, as directed by the Company's President and Chief Executive Officer or her designee. Executive may perform his duties remotely during the Transation Period . Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, the Executive may be terminated for Cause (as defined in the Employment Agreement) prior to the Termination Date, and if so terminated for Cause, will not be entitled to any payments or benefits under this Agreement.

(d) Nothing in this Agreement changes the Executive's rights to participate in the Bank's 401(k) Plan ("**401(k) Plan**"), or employer-sponsored health plan while performing services for the Bank, in accordance with the terms and conditions of the respective plans and arrangements.

(e) The Parties agree that: (i) Executive shall receive his base salary through his Termination Date, less all withholdings and deductions required by law, in accordance with the Bank's normal pay procedures; (ii) Executive will be entitled to receive all perquisites currently provided to the Executive through his Termination Date; ; and (iii) Executive shall be reimbursed for approved expenses that Executive has submitted in Executive's final expense report, if any, and that the Company or Bank determines are reimbursable under applicable Company or Bank policies and procedures, and Executive acknowledges that the Company and Bank does not owe him any other expense reimbursements. The Executive's final expense report must be submitted to the Company within three (3) business days following his Termination Date.

(f) As of his Termination Date, all base salary payments to Executive will cease and any benefits Executive had as of his Termination Date under Company or Bank provided benefit plans, programs, or practices will terminate in accordance with the terms of the respective arrangements, except as required by federal or state law or as otherwise specifically set forth in this Agreement. Other than the accrued obligations noted above, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company or the Bank following the Termination Date.

Executive acknowledges and agrees that the payments and benefits referred to in Section 1(e) of this Agreement represent all compensation and benefits due and owing to Executive as a result of Executive's employment with the Bank and the Company. Executive further agrees that the additional benefits referred to in Section 3 are consideration for Executive's promises contained in this Agreement and that the additional benefits are above and beyond any wages, salary, or other sums or benefits to which Executive is entitled from the Company and the Bank under the terms of Executive's employment or any other source of entitlement.

2. Cancellation of Employment Agreement.

(a) Subject to the terms of this Agreement, the Employment Agreement shall terminate and be cancelled in its entirety as of the date of this Agreement, except that Section 8.1, Confidential Information, Section 8.2, Nondisclosure, Section 8.3, Documents, Section 8.4 Restrictions on Competition, Solicitation, and Interference During Employment, Section 8.5, Non-Interference, Section 8.6, Injunction, Section 8.7, Reasonableness, and Section 8.8, Additional Obligations, are incorporated herein by reference and will survive and continue to apply to the Executive after the Termination Date in accordance with the terms and conditions of the applicable sections of the Employment Agreement. For purposes of clarity, Executive shall not be entitled to any payments or benefits under the Employment Agreement as of the date of this Agreement.

3. Severance Benefits.

(a) Unless the Executive dies, has his employment terminated due to Disability, or is terminated for Cause prior to the Termination Date, and in exchange for Executive

(i) executing, delivering and not revoking this Agreement in accordance with the provisions of Section 10 herein, (ii) executing, delivering and not revoking the Supplemental Release Agreement (the "**Supplemental Release**") attached as Exhibit A in accordance with the provisions of Section 13 herein, (iii) Executive not breaching the terms of said arrangements, and (iv) complying with the Restrictive Covenants (as set forth in Section 8 herein):

(i) The Company or the Bank shall pay Executive a discretionary cash bonus for 2025 in the amount of $232,000, less all withholdings and deductions required by law, to be paid at the same time cash incentives are paid to continuing SEIP participants but in all events no later than March 15, 2026, provided that Executive has executed the Supplemental Release and has not revoked the Supplemental Release (the "**2025 Annual Bonus**").

(ii) All non-vested restricted stock awards that are subject to time-based vesting ("**RSA's**") held by Executive shall continue to vest in accordance with the vesting schedules set forth in the applicable equity plan and award agreements as if Executive's service had not terminated ("**Continued Vesting of RSA's**"). If the continued vesting of RSA's described in the preceding sentence will impose income taxation as of the Termination Date, and in order to avoid early taxation of such restricted stock awards, the Company reserves the right to pay the Executive the cash value of such RSA's when the RSA's become vested, based on the closing price of the Company stock on such vesting dates multiplied by the number of RSA's vesting on such dates and in such case, the applicable RSA's will be treated as forfeited on the Termination Date.

(iii) All non-vested performance-based restricted stock units ("**PRSU's**") held by Executive shall continue to vest in accordance with the vesting schedules set forth in the applicable equity plan and award agreements as if Executive's service had not terminated, and shall be earned, certified, and settled at the time(s) specified under the applicable equity plan and award agreements ("**Continued Vesting of PRSU's**"). For the avoidance of doubt, any PRSU's that are not earned under the applicable performance conditions shall be forfeited in accordance with the applicable equity plan and award agreements.

(iv) All non-vested stock option awards that are subject to time-based vesting held by Executive shall continue to vest in accordance with the vesting schedules set forth in the applicable equity plan and award agreements as if Executive's service had not terminated, and such options and any vested stock option awards held by Executive will remain exercisable until the Expiration Date set forth in the applicable award agreement (the foregoing together with the Continued Vesting of RSA's and the Continued Vesting of PRSU's, the "**Continued Vesting of Equity Awards**").

(v) For purposes of clarity, subject to the terms of this Agreement, Executive shall not be entitled to any payments or benefits under the Employment Agreement as of the date of this Agreement; however, certain provisions of the Employment Agreement will continue to apply, as set forth in Section 2 of this Agreement.

(b) In the event that Executive's employment with the Company terminates for any reason, including a termination of employment by the Company for Cause (as defined in the Employment Agreement), prior to the Termination Date, Executive shall not be entitled to the

2025 Annual Bonus and Continued Vesting of Equity Awards under this Section.

4. General Release.

In consideration of the undertakings of the Bank and the Company, as contained in this Agreement, Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively, for purposes of this Section 4, "**Executive**") irrevocably and unconditionally releases the Company and the Bank, and current, past and future parents, subsidiaries, divisions and affiliates of the Company and the Bank, and each of their directors, officers, employees, shareholders, principals, agents, independent contractors, benefit plans, insurers, and re-insurers, and each of their heirs, successors and assigns (collectively, "**Releasees**"), of and from any and all claims, promises, damages, and actions of any nature, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown, (collectively, "**Claims**"), which Executive may have against them arising prior to the date of this Agreement.

Without in any way limiting the foregoing general release, this release includes all Claims arising out of Executive's employment with the Company and the Bank, including the terms, conditions, and termination of his employment with the Company and the Bank, including Claims for breach of express or implied contract, wrongful termination, constructive termination, retaliation, whistleblowing, discrimination, harassment, hostile working environment, abusive discharge, denial of or interference with leave, defamation, invasion of privacy, violation of public policy, interference with contractual relationships, and intentional or negligent infliction of emotional distress, as well as Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Re-employment Act, the False Claims Act, the Consolidated Omnibus Budget Reconciliation Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Communications Privacy Act (including the Stored Communications Act), the Maryland Civil Rights Act, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health Act, the Maryland Collective Bargaining Law, as well as any Claims under any other federal, state or local statute, ordinance, order or regulation governing the rights of employees and employers.

Without in any way limiting the foregoing general release, this release also includes all claims for compensatory damages, punitive damages, attorney's fees, salary, bonuses, incentive payments, deferred compensation, and any payments described in the Employment Agreement, or other monies due.

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, Executive agrees not to permit, authorize, initiate, join or continue any lawsuit, administrative charges or complaints, arbitrations or proceedings (collectively, "**Proceedings**") against any of the Releasees based in whole or in part on any Claim covered by this release.

Notwithstanding the generality of the foregoing Release, nothing herein constitutes a release or waiver by Executive of, or prevents Executive from making or asserting: (i) any claim or right Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("**COBRA**"); (ii) any claim or right Executive may have for unemployment insurance or workers' compensation benefits (other than for retaliation under workers' compensation laws); (iii) any claim to vested benefits under the written terms of a qualified defined benefit or defined contribution Executive pension plan, non-qualified deferred compensation plan or equity incentive plan in which Executive participated in as of his Termination Date; (iv) any claim for indemnity under the Company's certificate of incorporation and bylaws or to coverage under any directors' and officers' insurance policies; (v) any medical claim incurred during Executive's employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the Effective Date as defined in Section 10 of this Agreement; or (vii) any claim or right that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission ("**EEOC**") or similar federal or state fair employment practices agency or interfere with Executive's ability to participate in any investigation or proceeding conducted by such agency; provided, however, that Executive hereby waives any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Agreement.

Executive represents and warrants that to the extent it is determined that any aspect or portion of this Agreement, including any aspect or portion of the release in this Agreement, requires the approval of any court, agency or other body to be effective, that he will cooperate reasonably with the Company to secure that approval, and if requested will join in and support any such request for approval. The Parties agree that Section 11(f) will apply to the cooperation required by this Section.

5. No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them or any of the other Releasees. In addition, the Company represents and warrants to Executive that it is not currently aware of any pending or threatened Claims against Executive.

6. Confidential and/or Proprietary Information. Executive acknowledges that during his employment, Executive learned (and/or may learn) and came into contact with (and/or will come in contact with), certain confidential and/or proprietary information and trade secrets of the Company and the Bank and their respective affiliates and subsidiaries (collectively, "**Confidential Information**"). Executive acknowledges that Confidential Information includes, without limitation, trade secrets, client lists and information, personnel information, financial data, long range or short-range plans, or other data and information concerning the Company or the Bank or the affairs that the Company or the Bank has not previously disclosed to the public, and

any confidential information of others provided to the Company or the Bank. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, electronic files, discs, drives, other electronic data and tapes. Executive agrees that Confidential Information is and shall remain the exclusive property of the Company and the Bank, and Executive shall not disclose to any person or entity, use for his own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by the Executive Vice President and Chief Legal Officer of the Company and the Bank in writing.

Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with the Securities and Exchange Commission or any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a "**Governmental Entity**") with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation ("**Whistleblower Disclosures**"), provided that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company and/or the Bank regarding any such communication or disclosure.

Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, Executive is immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Return of Information and Property. No later than the Termination Date, or earlier upon the request of the Company, Executive agrees to promptly return and represent he has returned to the Company all information, property, and supplies belonging to the Company, including without limitation any keys, laptop, computer and related equipment, security card and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing proprietary or Confidential Information or otherwise relating to the Company's business, as well as any log-in credentials needed to access websites or accounts relating to the Company's business.

8. Restrictive Covenants. In addition to the post-employment restrictions set forth in Section 2 of this Agreement, as a material inducement for the Parties to enter into this Agreement, the Parties agree as follows:

(a) *Non-disparagement.* Executive will refrain from taking actions or making statements, written or oral, in any medium (including social media) which disparage or defame the goodwill, character, competence, or reputation of the Company or the Bank or their current, past and future directors, officers, employees, shareholders, principals, agents, or independent contractors. Executive understands that this non-disparagement provision does not apply on

occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Executive also understands that the foregoing non-disparagement provision does not apply on occasions when Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. The Company and the Bank will refrain from (and direct its Board of Directors, Executive Management and Human Resources Department to refrain from (collectively with the Company and the Bank, the "**Covered Entities**")) making any statements written or oral, in any medium (including social media) which disparages or defames the goodwill, character or competence or reputation of Executive. Notwithstanding the foregoing the Covered Entities shall not be restricted in any manner from making any statement it believes to be truthful as may be required by law, rule or regulation or in connection with any regulatory examination, investigation or litigation.

(b) *Employee Non-solicitation.* Executive agrees that, for a period of twelve (12) months following the Termination Date he will not, directly or indirectly: (i) solicit or induce, or attempt to solicit or induce, anyone who is an employee of the Company or the Bank as of the Termination Date to leave the employ of the Company or the Bank; (ii) hire or attempt to hire any employee of the Company or the Bank to work for Executive or any other person, corporation, partners, limited liability company or other business entity other than general solicitations of employment not directly targeting employees of the Company or the Bank; or (iii) assist any person, corporation, partnership, limited liability company or other business entity, to hire or attempt to hire any employee of the Company or the Bank.

(c) *Customer Non-solicitation.* Executive agrees that, for a period of twelve (12) months following the Termination Date, he will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any individuals or businesses that were customers of the Company or the Bank as of the Termination Date to do business in competition with the Company or the Bank.

I

(d) *Remedies.* All payments provided under this Agreement (the 2025 Annual Bonus and the Continued Vesting of Equity Awards) are contingent on continued compliance with the terms of this Agreement, including the surviving provisions of the Employment Agreement. In the event of a breach of the terms of this Agreement, including the surviving provisions of the Employment Agreement, by Executive, any payments that have not been paid under this Agreement shall immediately cease. Executive acknowledges that a breach or threatened breach of the terms of this Agreement, including the surviving provisions of the Employment Agreement,

by Executive would result in material and irreparable injury to the Company and the Bank, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, in addition to any other legal or equitable relief a court may award, the Company and the Bank shall be entitled to injunctive relief in the event of Executive breaches or threatens to breach any of the terms contained in this Section.

9. Acknowledgment and Affirmations.

(a) Executive affirms that Executive has not filed, or caused to be filed, and presently is not a party to any claim against Releasees (excepting any Whistleblower Disclosures that Executive is not legally required to disclose) and that no such filings or claims are contemplated.

(b) Executive affirms that Executive is not aware of any violations by the Company and/or its employees, officers, directors and agents of U.S. federal, state or local law, regulations or Company or Bank policy that have not been addressed by the Company or the Bank through appropriate compliance and/or corrective action.

(c) Executive affirms that Executive's termination of employment with the Company and the Bank is not the result of any dispute or disagreement with the Company or the Bank on any matter relating to the operations, policies or practices of the Company or the Bank.

(d) Executive also affirms that Executive has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement.

(e) Executive affirms that Executive has been granted any leave to which Executive was entitled from the Company or the Bank under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

(f) Executive further affirms that Executive has no known workplace injuries or occupational diseases.

(g) Executive also affirms that Executive has not misappropriated or improperly disclosed any financial, proprietary or confidential information of the Company or the Bank and will continue to maintain the confidentiality of such information consistent with the Company or the Bank's policies, Executive's agreement(s) with the Company or the Bank and/or any applicable common law.

(h) Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or the Bank, its officers or any other Releasees identified in this Agreement, including any allegations of corporate fraud.

(i) Executive affirms that he is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability benefits. In the event any statement in the first sentence of this Section is incorrect (for example, but not limited to, if Executive is a Social Security Disability beneficiary, etc.), the following sentences of this Section

apply. Executive affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, Releasees under which they could be liable for medical expenses incurred by him before or after the execution of this Agreement. Furthermore, he is aware of no medical expenses which Medicare has paid and for which Releasees are or could be liable now or in the future. Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees.

10. Consideration Period. Since Executive is 40 years of age or older, he is hereby informed that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967.

(a) Executive acknowledges that he has been given at least twenty-one (21) days from the date he received this Agreement to consider this Agreement, and that he is advised to consult with an attorney of his own choosing prior to signing this Agreement. If Executive wishes to accept the terms of this Agreement, he must sign and return the Agreement to Paul Saltzman, Executive Vice President and Chief Legal Officer, EagleBank, 7830 Old Georgetown Road, Bethesda, Maryland 20814 via email at PSaltzman@eaglebankcorp.com or by overnight or hand delivery.

(b) Executive is hereby advised that he may revoke this Agreement within seven (7) days after he signs it, and this Agreement, including the release provided in Section 4 of this Agreement, shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that have been, or in the future might be made to this Agreement.

(c) Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and he knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

(d) In entering into this Agreement, Executive is not relying on any representation, promise or inducement made by the Releasees or their attorneys with the exception of those promises described in this document.

(e) If Executive signs this Agreement prior to the end of the twenty-one (21) day review period, he has done so voluntarily; and has seven (7) calendar days after executing this Agreement to revoke it by providing written notice of revocation either via email to or by overnight delivery to no later than 11:59 p.m. on the seventh (7th) calendar date after Executive has signed this Agreement. Executive further understands that if he revokes the Agreement, it shall be null and void and of no force or effect on either Executive or the Company or the Bank. This Agreement is not effective or enforceable until after the seven (7)-day period expires without revocation (the "**Effective Date**"), and the Company's promises under this Agreement will arise only after this time. Further, as detailed in Section 13 below, the Company's obligation to provide Executive with the benefits described in Section 3 of this Agreement will arise only after the Supplemental Release becomes effective.

11. Additional Provisions.

(a) The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement, other than those contained in this Agreement, made by the other Party or their respective agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and may not be altered or amended except by an instrument in writing signed by all Parties, and the Parties acknowledge that certain restrictions in the Employment Agreement continue to apply, as set forth in Section 2 of this Agreement.

(b) Neither the waiver by either Party of a breach of or default under any of the provisions of this Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or otherwise in conflict with law, the validity of the remaining parts, terms or provisions shall not be affected, provided that if a court finds that the release language is unenforceable, the Parties shall, in good faith, rewrite (or, if they cannot agree, ask the court to rewrite) the offending language to cure the defect in a reasonable manner that maintains the intended status quo as closely as possible. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by Executive without the Company's written consent.

(c) This Agreement shall be governed and conformed in accordance with the laws of the State of Maryland except as otherwise expressly provided herein. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for the breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Executive agrees to execute a binding replacement release.

(d) This Agreement may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.

(e) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. The Whereas recitals in this Agreement are intended to be material terms of this Agreement. There shall be no presumption or construction against the party who caused this Agreement to be drafted.

(f) Following the Termination Date, Executive agrees to reasonably cooperate with the Company in any matters that have given, or may give, rise to a legal claim against the Company and of which he is knowledgeable as a result of his employment with the Company in a manner that does not reasonably interfere with Executive's personal or professional obligations. This requires Executive, without limitation, to (i) make himself available upon reasonable request and notice and at a mutually agreeable time to provide information and assistance to the Company on such matters (including but not limited to preparing discovery responses, and preparing for and attending depositions, mediations, and trial), (ii) maintain the confidentiality of all Company privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is required by law or is expressly authorized by the Company, and (iii) notify the Company promptly of any requests to him for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting a representative of the Company to be present during any communication of such information. If the Executive believes that the cooperation required of him under this Paragraph is of a substantial nature, upon Executive's request, the Parties will discuss in good faith a consulting agreement to provide reasonable compensation to the Executive for the requested services.

(g) The Company shall (1) ensure (at its expense) that Executive is a named insured under the Company's Directors and Officers Insurance Policy during the time Executive served as an employee and officer of the Company and the Bank to the same extent and in the same manner as it provides coverage for other similarly situated employees and officers and also (2) indemnify Executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company, as appropriate), provided, however, neither the Bank nor Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.

12. Section 409A. It is intended that all payments made under the terms of this Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended ("**Section 409A**") as short-term deferrals or as payments of separation pay upon an

involuntary separation of service. The Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company and the Bank shall not be liable for any failures under this Section 12 that result in any taxes or other amounts due under the terms of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A, and to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent any amount subject to Section 409A is to be paid or provided to the Executive in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Executive is a "specified employee" (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive's estate following Executive's death. If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this agreement and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

13. Supplemental Release. In consideration of the payments described in Section 3, Executive agrees to sign and return to Paul Saltzman, Executive Vice President and Chief Legal Officer, EagleBank, 7830 Old Georgetown Road, Bethesda, Maryland 20814 via email at PSaltzman@eaglebankcorp.com or by overnight delivery the Supplemental Release Agreement attached hereto as Exhibit A on (but not before) his Termination Date. Executive agrees that the Company or the Bank may delay payment of payments due and payable to Executive after his Termination Date until after the effective date of the Supplemental Release.

IN WITNESS HEREOF, THE PARTIES HAVE AGREED AND AFFIXED THEIR SIGNATURES BELOW:

EAGLEBANK

By: /s/ Susan G Riel Date: 10/21/25

EAGLE BANCORP, INC.

By: /s/ Susan G Riel Date: 10/21/25

EXECUTIVE

/s/ Kevin Geoghegan Date: 10/21/25

Kevin Geoghegan

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

[Execution copy to be supplied on or before Termination Date]

[•], 2025

Mr. Kevin Geoghegan

Re: Supplemental Release Agreement

Dear Kevin:

This is the Supplemental Release Agreement ("**Supplemental Release**") that you have agreed to provide to EagleBank and Eagle Bancorp, Inc. (collectively referred to in this Supplemental Release as the "**Company**").

For and in consideration of the payments described in Section 3 of the Transition Agreement and General Release ("**Agreement**") between you and the Company that was entered into in [*], 2025 (which is hereby incorporated by reference), you on your own behalf and on the behalf of your agents, heirs, executors, administrators, representatives, attorneys, successors and assigns, hereby releases and forever discharges the Company and its current, past and future parents, subsidiaries, divisions and affiliates, and each of their directors, officers, employees, shareholders, principals, agents, independent contractors, benefit plans, insurers, and re-insurers, and each of their heirs, successors and assigns (the "**Releasees**"), of and from any and all claims, promises, damages, and actions of any nature, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown, (collectively, "**Claims**"), which you may have against them arising prior to the Effective Date of the Supplemental Release.

Without in any way limiting the foregoing general release, this release includes all Claims arising out of your employment with the Company, including the terms, conditions, and termination of your employment with the Company, including Claims for breach of express or implied contract, wrongful termination, constructive termination, retaliation, whistleblowing, discrimination, harassment, hostile working environment, abusive discharge, denial of or interference with leave, defamation, invasion of privacy, violation of public policy, interference with contractual relationships, and intentional or negligent infliction of emotional distress, as well as Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Act, the False Claims Act, the Consolidated Omnibus Budget Reconciliation Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Communications Privacy Act (including the Stored Communications Act), the Maryland Civil Rights Act, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health Act, the Maryland Collective Bargaining Law, as well as any Claims under any other federal, state or local statute, ordinance, order or regulation governing the rights of employees and employers.

Without in any way limiting the foregoing general release, this release also includes all claims for compensatory damages, punitive damages, attorney's fees, salary, bonuses, incentive payments, deferred compensation, and any payments described in the Employment Agreement dated September 3, 2024, by and among the Company and Executive, or other monies due.

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, you agree not to permit, authorize, initiate, join or continue any lawsuit, administrative charges or complaints, arbitrations or proceedings (collectively, "**Proceedings**") against any of the Releasees based in whole or in part on any Claim covered by this release.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under the Consolidated Omnibus Budget Reconciliation Act of 1985; (ii) any claim or right you may have for unemployment insurance or workers' compensation benefits (other than for retaliation under workers' compensation laws); (iii) any claim to vested benefits under the written terms of a qualified defined benefit or defined contribution Executive pension plan, non-qualified deferred compensation plan or equity incentive plan in which you participated in as of your Termination Date; (iv) any claim for indemnity under the Company's certificate of incorporation and bylaws or to coverage under any directors' and officers' insurance policies; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the Effective Date (as defined below) of this Supplemental Release; or (vii) any claim or right that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission ("**EEOC**") or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that your hereby waive any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Agreement.

You represent and warrant that to the extent it is determined that any aspect or portion of this Supplemental Release, including any aspect or portion of the release in this Supplemental Release, requires the approval of any court, agency or other body to be effective, that you will cooperate fully with the Company to secure that approval, and if requested will join in and support any such request for approval. The Parties agree that Paragraph 11(f) of the Agreement will apply to the cooperation required by this Paragraph.

Consideration Period. Because the arrangements discussed in this Supplemental Release affect important rights and obligations, we advise you to consult with an attorney before you agree to the terms set forth herein. You have more than twenty-one (21) days from the date you receive this Supplemental Release within which to consider it, but you may not sign it before your Termination Date. If you decide to accept the benefits offered herein, you must sign this Supplemental Release on (but not before) your Termination Date and return it promptly to Paul Saltzman, Executive Vice President and Chief Legal Officer, EagleBank, 7830 Old Georgetown Road, Bethesda, Maryland 20814 via email at PSaltzman@eaglebankcorp.com or by overnight delivery. If you do not wish to accept the terms of this Supplemental Release, you do not have to do anything.

Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Supplemental Release, you may revoke it entirely. No rights or obligations contained in this Supplemental Release shall become enforceable before the end of the 7-day revocation period. If you decide to revoke the Supplemental Release, you must deliver to Paul Saltzman, Executive Vice President and Chief Legal Officer, EagleBank, 7830 Old Georgetown Road, Bethesda, Maryland 20814 via email at PSaltzman@eaglebankcorp.com or by overnight delivery a signed notice of revocation on or before the last day of this 7-day period. If you do not revoke this Supplemental Release, it will become effective and irrevocable after the expiration of the seven (7) revocation period (the "**Effective Date**" of the Supplemental Release).

Acknowledgments. Your signature below will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Supplemental Release, that you had more than twenty-one[2] days to review this Supplemental Release and were advised to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Supplemental Release, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

The Company and the Bank represent and warrant to Executive that they are not currently aware of any pending or threatened Claim against Executive.

I have carefully read the above Supplemental Release, understand the meaning and intent thereof, and voluntarily agree to its terms this 21st day of October, 2025.

____

Kevin Geoghegan

(*not valid if signed before your Termination Date*)